EXHIBIT 99.1

CONTACT:	David B. Ramaker President & CEO (989) 839-5269

FOR IMMEDIATE RELEASE

CHEMICAL FINANCIAL CORPORATION (NASDAQ: CHFC)
ANNOUNCES STRATEGIC RESTRUCTURING
Will Consolidate Three Subsidiary Bank Charters into Single Charter,
Realign Branch Network, and Reorganize Management

MIDLAND, MI October 28, 2005 - Chemical Financial Corporation (NASDAQ: CHFC) today announced a strategic restructuring designed to reposition the bank holding company to better capitalize on growth opportunities in high potential markets. The restructuring, which resulted from an intensive examination of the Company's core retail banking franchise, encompasses three integrated initiatives:

•	Consolidation of its three subsidiary state bank charters into a single state chartered institution
•	Realignment of its existing branch network, closing eight overlapping and/or underperforming branches across the state
•	Reorganization of senior management to place a greater emphasis on internal growth initiatives

Management estimates that total costs for the restructuring will not exceed $1 million, and will be incurred primarily over the next nine months. Cost savings resulting from reduced compliance costs, staff reductions and branch closings will begin to be realized over the next twelve months.

"Through these initiatives, Chemical Financial Corporation is seeking to simplify its delivery structure to better focus our efforts to provide high quality banking services to the Michigan communities we serve. By consolidating our charters and realigning our delivery systems - in essence, eliminating legacy-based organizational impediments to uniformity across our network - we hope to increasingly target organizational time and resources to better meet customer needs at the community bank level. In the short term, for the overwhelming majority of our customers, this restructuring will be seamless," said David B. Ramaker, President & CEO of Chemical Financial Corporation.

"Chemical Financial's community banking model seeks to maintain local "ownership" among key stakeholders, position decisionmakers close to the customer and community, and offer highly customized personal service while maintaining leadership in the communities we serve. Through this restructuring, we are seeking to further empower our community bank leaders and their respective community bank boards to pursue these goals," added Ramaker.

Charter Consolidation

Chemical Financial Corporation's three state-chartered banking institutions, Chemical Bank and Trust Company, Chemical Bank West and Chemical Bank Shoreline, will be integrated into a single state chartered institution to be known as Chemical Bank. Pending regulatory approval, the Company expects this to take place on December 31, 2005. In conjunction with the charter consolidation, the bank will eliminate some 50 to 75 positions statewide. By consolidating into a single charter, Chemical Financial will simplify its regulatory compliance function, integrate processing into one standard platform and migrate to a single, unified corporate and bank board.

Branch Realignment & Closures

The branch delivery system will be realigned from its current three-institution, 132-branch network, into a decentralized statewide network of 15 community banks with 124 branches, operating under a single brand. Eight overlapping and/or underperforming branches are slated for closure. Of these, half are in locations that are within a mile of an existing Chemical Bank branch but in communities whose demographic profiles and/or transaction counts do not support the number of Chemical Bank branches currently present. The other half are in communities whose demographic profile does not support the continued presence of a bank branch. The consolidation of all branches will occur at the close of business on or about February 3, 2006.

The branches affected by this realignment are:

•	Broadway Office located in Bay City
•	Breckenridge Office located in Breckenridge
•	West Office located in Caro
•	Lake George Office located in Lake George
•	Prescott Office located in Prescott
•	Cass Street Office located in Albion
•	Oak Street Office located in Benton Harbor
•	Galien Office located in Galien

Management Reorganization

As a result of the charter consolidation and the branch network realignment, the roles and responsibilities of many of Chemical Financial's leaders and managers will change. From a customer-centric perspective, the roles of the community bank presidents, the leaders at the local market level, have been redefined to place a greater emphasis on revenue generation and customer relationships. They will be supported by their local community bank boards. At the senior management level, roles have been redefined to better support targeted internal growth initiatives. The reorganization decentralizes decision areas that touch customers in the communities served and centralizes certain operating, processing and compliance functions. All officers and staff will work for a single entity, Chemical Bank, which will allow the Company to focus on a unified, cohesive statewide culture.

Chemical Financial Corporation is the fourth largest bank holding company headquartered in Michigan. The Company's three subsidiary banks operate banking offices spread over 32 counties in the lower peninsula of Michigan. Subsequent to the restructuring announced herein, the Company will operate a single subsidiary bank with 124 banking offices in 32 counties.

Chemical Financial Corporation common stock trades on The Nasdaq Stock Market under the symbol CHFC and is one of the issues comprising the Nasdaq Financial 100 index.

Forward Looking Statements

This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from acquisitions, restructurings and bank consolidations may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Chemical undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.